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EXHIBIT 5

[LAW OFFICES OF IWONA J. ALAMI  LETTERHEAD]

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

         Re: Chopin Venture Group, Inc.

Ladies and Gentlemen:

         This office represents Chopin Venture Group, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to a total of 150,000 shares of common stock by Lisa Hart in accordance with a consulting agreement between the Registrant and Ms. Hart (the "Hart Shares"), the resale of up to 1,770 shares by Fran Newman in accordance with an agreement between the Registrant and Fran Newman (the "Newman Shares"), the resale of up to 1,770 shares by Fran Newman in accordance with an agreement between the Registrant and Sandra Newman (the "Sandra Newman Shares"), the resale of up to 410 shares of common stock by Rick Van Eyke, in accordance with an agreement between the Registrant and Rick Van Eyke ("Eyke Shares"), the resale of up to 5,000 shares by James France in accordance with an agreement between the Registrant and James France (the "France Shares"), the resale of up to 5,000 by Richard Foringer in accordance with an agreement between the Registrant and Richard Foringer (the "Foringer Shares"), the resale of up to 5,000 shares of common stock by David Brill in accordance with an agreement between the Registrant and Mr. Brill (the "Brill Shares"), the resale of up to 237,609 shares of common stock by Iwona Alami, the Registrant's legal counsel, in accordance with a legal services agreement between the Registrant and Ms. Alami (the "Alami Shares") and the resale of up to 274,441 shares of common stock by Gerry Martin in accordance with an agreement for deferred compensation between the Registrant and Mr. Martin (the "Martin Shares"). For purposes hereinafter, the Hart Shares, the Newman Shares, the Sandra Newman Shares, the Eyke Shares, the France Shares, the Foringer Shares, the Brill Shares, the Alami Shares and the Martin Shares are collectively referred to as the "Registered Securities." In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the applicable agreements and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the agreements as we deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         Based on the foregoing examination, we are of the opinion that the Registered Securities are duly authorized and, when issued as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

         By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                             Law Offices of Iwona J. Alami

                                    /s/ Iwona J. Alami